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                                                                   EXHIBIT 10.15

                           INSIGNIA/ESG HOLDINGS, INC.
                1998 SUPPLEMENTAL STOCK PURCHASE AND LOAN PROGRAM
                                    UNDER THE
              INSIGNIA/ESG HOLDINGS, INC. 1998 STOCK INCENTIVE PLAN


1.  PURPOSE.
The Insignia/ESG Holdings, Inc. (the "Company") 1998 Supplemental Stock Purchase and Loan Program (the "Program") is designated by the Committee established under the Insignia/ESG Holdings, Inc. 1998 Stock Incentive Plan (the "Incentive Plan") to provide the right to purchase shares of the common stock, par value $.01 per share of the Company (the "Common Stock") to certain employees of the Company, its Subsidiaries and Affiliates designated by the Committee (a "Designated Affiliate") at a purchase price determined by the Committee as described below, and to provide a source of financing to such employees to facilitate the purchase of Common Stock. The right to purchase shares of Common Stock under the Program shall be deemed to be an "Other Stock-Based Award" under
Article XI of the Incentive Plan and the terms of the Program shall be governed by the provisions herein as well as the provisions of the Incentive Plan. Capitalized terms that are not defined hereunder shall have the meaning set forth in the Incentive Plan. The Program is not intended to be an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.  ELIGIBILITY.
(a)  PARTICIPATION.
All employees of the Company, its Subsidiaries and Designated Affiliates whose annual Base Compensation equals or exceeds $100,000 (the "Covered Employees") are eligible to participate in the Program.

"Base Compensation" means the total base compensation paid to a Covered Employee in any calendar year including salary reduction contributions under Sections 401(k) and 125 of the Code but excluding overtime, bonus, commissions, or contributions to or benefits paid under any pension, profit-sharing, fringe benefit, group insurance or other welfare plan or deferred compensation arrangement.

(b)  CESSATION OF PARTICIPATION.
Participation in the Program shall cease automatically once the Covered Employee is no longer a Covered Employee including, without limitation: (i) death; (ii) incurring a Disability; (iii) going on a leave of absence; (iv) termination of employment with the Company, any Subsidiary and any Designated Affiliate; and
(v) a reduction in Base Compensation below $100,000.

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3.  PURCHASE OF COMMON STOCK.
(a)  PURCHASE PRICE.
Each Covered Employee may purchase shares of Common Stock at the end of each calendar quarter at a price per share of Common Stock equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last business day of each calendar quarter.

(b)  METHOD OF PAYMENT.
Payment of the purchase price for the shares of Common Stock may be made by Covered Employees by means of a check payable to the Company, payroll deductions or pursuant to a loan granted to the Covered Employee by the Company, the applicable Subsidiary or applicable Designated Affiliate. No Covered Employee will be permitted to authorize payroll deductions for the payment of shares of Common Stock in an amount which exceeds fifty percent (50%) of his or her annual Base Compensation less any amounts to be repaid pursuant to a loan granted under
Section 5 hereof.

(c)  TIMING OF PURCHASE ELECTION.
If payment of the purchase price for shares of Common Stock is to be made by check or pursuant to a loan, the election to purchase must be made no less than thirty (30) days prior to the end of the applicable calendar quarter or, within such shorter period as the Committee may provide, in its sole discretion. If payment of the purchase price for shares of Common Stock is to be made by means of payroll deductions, authorization of payroll deductions must be made at least fourteen (14) days prior to the commencement of the applicable calendar quarter.

(d)  ACCOUNTS
All payroll deductions made by a Covered Employee shall be accumulated and credited to such Participant's account (without interest) under the Program and used to purchase shares of Common Stock.

(e)  COORDINATION WITH 401(k) HARDSHIP RULES.
In the event a Covered Employee makes a hardship withdrawal of employee deferral (401(k)) contributions under a 401(k) profit sharing plan of the Company or a Subsidiary or an Affiliate or any other plan qualified under Section 401(a) of the Code that contains a Code Section 401(k) feature, such Covered Employee's payroll deductions and the purchase of shares of Common Stock under the Program shall be suspended for the twelve (12) month period following such hardship withdrawal.

4.  ADMINISTRATION.
The Program shall be administered and interpreted by the Committee. The Program shall be considered a part of the Incentive Plan. The Committee shall have the exclusive authority and responsibility to make all determinations necessary in connection with the administration of the Program, to adopt forms of loan documents and agreements, to adopt forms authorizing payroll deductions, and to take all other actions which the Committee deems are appropriate or necessary to the proper administration of the Program. All decisions of the Committee with respect to the Program shall be final, conclusive, and binding upon all parties.


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5.  LOAN CONDITIONS.
(a)  PURPOSE.
Loans shall be used solely for the purpose of (i) purchasing shares of Common Stock under the Program and (ii) satisfying any tax liability relating to the purchase of shares of Common Stock.
No other uses are permitted.

(b)  LOAN AMOUNT.
The maximum aggregate amount of any loan or loans outstanding to any one Covered Employee at any time under the Program shall be equal to fifty percent (50%) of the Covered Employee's Base Compensation. In no event will a Covered Employee be allowed to have more than five (5) loans outstanding at any time under the Program.

(c)  LOAN TERMS.
The term of each loan shall expire on the earlier of (a) the Covered Employee's termination of employment with the Company, any Subsidiary and any Designated Affiliate for any reason, including, but not limited to, voluntary termination, retirement, Disability or death and (b) the date set forth in the applicable promissory note, as determined by the Committee, which shall not exceed five (5) years from the date of issuance of the loan. The loan will be payable upon demand by the Committee no later than thirty (30) days following the expiration of the term thereof. The Committee may delay the expiration of a loan for any reason as it decides in its sole discretion including, without limitation, if the Covered Employee terminates employment with the Company and each Subsidiary but continues employment with an Affiliate. If the expiration of the loan is extended, the Committee may, in its sole discretion, request that new loan documentation be executed by the Covered Employee. If new loan documentation is not requested by the Committee, the then existing loan documents shall continue to govern any loan which is extended.

(d)  INTEREST RATE.
The interest rate on each loan shall be determined by the Committee and set forth in the applicable promissory note but in no event shall such interest rate be less than the rate at which the Company may borrow from its principal lenders.

(e)  FORM OF REPAYMENT.
Repayment of all outstanding loans shall occur in substantially level amortized payments over the term of each loan by means of payroll deduction, or through by such other means as are authorized by the Committee at the time of the granting of the loan, or thereafter, provided that no rights of a Covered Employee are reduced. The unpaid principal balance of a loan, together with accrued interest thereon, may be prepaid in full or in part at any time without premium or penalty.

(f)  SECURITY.
In order to obtain a loan under the Program, a Covered Employee must execute all of the loan documents required by the Company and pledge collateral adequate to secure the loan. The adequacy of the collateral pledged by a Covered Employee as security for a loan will be


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determined by the Committee in its sole discretion, but in all events, a pledge of the shares of Common Stock owned by the Covered Employee or the shares of Common Stock to be acquired by the Covered Employee with the loan proceeds will constitute adequate security. If the Committee determines in its sole discretion that additional collateral is required and not provided, the loan shall become immediately due and payable.

6.  DELIVERY OF COMMON STOCK.
(a)  ISSUANCE OF CERTIFICATES.
Certificates for whole shares of Common Stock shall not be issued to Covered Employees unless and until requested. If a Covered Employee requests certificates for shares of Common Stock, fractional shares of Common Stock shall not be issued and cash shall be paid in lieu of such fractional shares if so requested by the Covered Employee.

(b)  AGENT.
The Company may designate an agent to administer the Program, purchase and sell shares of Common Stock in accordance with the Program, keep records, and send statements of account to Covered Employees, as the Committee may request from time to time. The agent shall serve as a custodian for purposes of the Program and, unless otherwise requested by the Covered Employee, Common Stock purchased under the Program shall be held by and in the name of or in the name of a nominee of, the custodian for the benefit of each Covered Employee, who shall thereafter be a beneficial stockholder of the Common Stock.

7.  MISCELLANEOUS PROVISIONS.
(a)  AMENDMENT / TERMINATION.
The Company or the Committee may, at any time, subject to Article XV of the Incentive Plan, amend, modify, terminate or freeze the Program, discontinue the making of new loans or cancel any outstanding loan by forgiveness of the outstanding debt or otherwise, and discontinue the right of Covered Employees' to purchase Common Stock under the Program, provided, however, that neither the Company nor the Committee may change the terms of any outstanding loan except to require additional collateral as deemed necessary by the Committee nor take any action which would affect the rights of a Covered Employee with respect to Common Stock previously acquired by such Covered Employee under the Program.

(b)  NO RIGHT TO CONTINUE AS A COVERED EMPLOYEE.
The Program is a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company (or any Affiliate thereof) and any Covered Employee, or consideration for, or any inducement or condition of, the employment of a Covered Employee. Nothing contained in the Program shall give any individual the right to continue in the service of the Company as a Covered Employee or restrict the right of the Company to terminate the service of a Covered Employee at any time.

(c)  RIGHTS AS A STOCKHOLDER.
The Covered Employee shall have all rights of ownership as a stockholder with regard to all shares of Common Stock purchased under the Program including, without limitation, the right to


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receive any dividend, and the right to vote or, subject to Section 7(e) hereof, tender such shares. All shares of Common Stock purchased under the Program shall be fully vested at all times.

(d)  NO THIRD PARTY BENEFICIARIES.
Nothing in this Program or the Incentive Plan shall create rights by any third party to rely upon the terms hereof without the Committee's express written consent, including rights of a spouse.

(e)  SECTION 16(b) OF THE EXCHANGE ACT.
In order to comply with Section 16 of the Exchange Act and Rule 16b-3 thereunder, notwithstanding anything herein to the contrary, any shares of Common Stock purchased under the Program must be held by the Covered Employee for a period of at least six (6) months following the date of such purchase.


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